Exhibit (d)

                    LETTERHEAD OF THACHER PROFFITT & WOOD LLP

                                                  October 30, 2008

Citibank, N.A.
ADR Department
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

      We have acted as U.S. counsel to Citibank, N.A. (the "Depositary") in connection with the registration on Form F-6 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), of American depositary shares ("ADSs") evidenced by American depositary receipts ("ADRs"), each ADS representing the right to receive one fully paid share of common stock (the "Shares") of Symrise AG, a company incorporated under the laws of Germany (the "Company").

      Subject to any provision of German law or regulation and the terms of the Shares, we advise you that, when the Shares have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the ADRs and the Registration Statement, will be legally issued and will entitle the registered holders of the ADSs to the rights specified in the applicable ADRs.

      The foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. We are expressing no opinion as to the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                 Very truly yours,


                                                 /s/ Thacher Proffitt & Wood LLP